ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.380)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

Interfacing Technologies, Inc

2. The articles have been amended as follows (provide article numbers, if available):

First Article:

Remove, "THE NAME OF THE CORPORATION IS: CATALYST SET CORP".

AND REPLACE WITH

THE NAME OF THE CORPORATION IS: Interfacing Technologies, Inc.
Fourth Article:

Remove, "THAT THE TOTAL NUMBER OF VOTING COMMON STOCK AUTHORIZED TO BE ISSUED BY THE CORPORATION IS FIFTY THOUSAND (50,000) SHARES OF STOCK WITHOUT NOMINAL OR PAR VALUE AND NO OTHER CLASS OF STOCK SHALL BE AUTHORIZED."

3. The undersigned declare that they constitute **at least two-thirds** of the incorporators ☐, or of the board of directors ☒ (check one box only)

4. Effective date of filing (optional): 10/27/07
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X ______________________________
Signature

X ______________________________
Signature

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

286½ North Palm Canyon Drive ▪ Palm Springs, CA 92262

(Continued from NRS 78.380)

AND REPLACE WITH

"This Corporation is authorized to issue Common Stock and Preferred Stock".

The Corporation shall have two classes of stock.

One class shall be Class A Common Stock, par value 0.0166, of which (59,000,000) Fifty Nine Million Shares shall be authorized. The holders of the class A Common Stock are entitled to one vote per share and are entitled to receive the net assets of the Corporation upon dissolution.

The second class of stock shall be Class B Participating Cumulative Preferred Supervoting Stock, par value 0.0166, of which (1,000,000) One Million Shares shall be authorized. The holders of the Class B Participating Cumulative Preferred Supervoting Stock are entitled to one hundred votes per share and are entitled to receive the net assets of the Corporation upon dissolution.

The Board of Directors is hereby authorized without limitation authority to fix by resolution or resolutions the dividend rights and dividend rates of Class B Participating Cumulative Preferred Supervoting Stock.

After the **Twelfth Article** insert the following **NEW ARTICLE**:

Thirteenth Article, "Indemnity"
Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada and the State of California from time to time against all expenses, liability, and loss (including attorneys' fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter

Office (760) 323-0233 ▪ E-Mail: info@interfacingtechnologies.com ▪ www.interfacingtechnologies.com

(Continued)
acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article. Without limiting the application of the foregoing, the Stockholders or Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and California, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

THE CURRENT Thirteenth Article: Needs to be renamed as, "Fourteenth Article"